Exhibit 10.5

TWO TWENTY-TWO BERKELEY STREET

Boston, MA

Third Amendment to Lease

Rhythm Pharmaceuticals, Inc.

THIS THIRD AMENDMENT TO LEASE (this “Third Amendment”) is made as of_________________ ____, 2024 (the “Effective Date”) by and between 500 BOYLSTON & 222 BERKELEY OWNER (DE) LLC, a Delaware limited liability company (“Landlord”), and RHYTHM PHARMACEUTICALS, INC., a Delaware corporation (“Tenant”).

Background

A.Reference is made to that certain Lease dated as of November 25, 2015 by and between Landlord and Tenant (the “Original Lease”), as amended by that certain First Amendment to Lease dated as of April 15, 2016 (the “First Amendment”), as amended by that certain Second Amendment to Lease dated as of August 6, 2018 (the “Second Amendment”; the Original Lease, as amended by the First Amendment and the Second Amendment, the “Lease”), pursuant to which Tenant currently leases from Landlord approximately 13,667 rentable square feet on the twelfth (12th) floor (the “Leased Premises”) of the building located at 222 Berkeley Street, Boston, MA (the “Building”), as further set forth in the Lease. Capitalized terms used and not defined herein shall have the respective meanings ascribed to them in the Lease.

B.The Term of the Lease is currently scheduled to expire on July 31, 2025.

C.Landlord and Tenant desire to enter into this Third Amendment to: (i) extend the Term of the Lease, and (ii) amend the Lease in certain other respects, all in accordance with the terms and conditions set forth herein.

Agreement

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants contained herein, Landlord and Tenant hereby agree to modify and amend the Lease as follows:

1.Lease Extension. The Term of the Lease is hereby extended for a period beginning on August 1, 2025 (the “Extended Term Commencement Date”) and, unless sooner terminated in accordance with the Lease, expiring at 11:59 p.m. (Eastern) on July 31, 2030 (the “Extended Term Expiration Date”) (such period being referred to herein as the “Extended Term”), on the terms and conditions set forth below. All terms and provisions of the Lease, as amended hereby, shall apply to Tenant’s leasing of the Leased Premises during the Extended Term, except to the extent expressly provided otherwise in this Third Amendment, and the “Term Expiration Date” set forth in the Basic Lease Information Sheet of the Original Lease is hereby amended to be the Extended Term Expiration Date.

2.Gross Rent. Tenant shall continue to pay Net Rent due under the Lease for the Leased Premises pursuant to the terms of the Lease through July 31, 2025. Notwithstanding the preceding sentence, provided Tenant is not then in monetary or material non-monetary default of the Lease (continuing beyond any applicable notice and cure period), monthly Net Rent due for the months of January 2025, February 2025, March 2025, April 2025, May 2025, June 2025, and July 2025 (only) shall be waived.

Commencing on the Extended Term Commencement Date and continuing thereafter through the Extended Term Expiration Date, Tenant shall pay Net Rent for the Leased Premises in the monthly installments set forth in the following rent chart, in each case at the times and in the manner set forth in the Lease, as amended by this Third Amendment:

Period	Annual Net Rent Rate Per Square Foot of Net Rentable Floor Area	Monthly Net Rent
August 1, 2025 – July 31, 2026	$80.00	$91,180.00
August 1, 2026 – July 31, 2027	$81.60	$93,003.60
August 1, 2027 – July 31, 2028	$83.23	$94,863.67
August 1, 2028 – July 31, 2029	$84.90	$96,760.95
August 1, 2029 – July 31, 2030	$86.59	$98,696.16

Tenant shall continue to pay Tenant’s Proportionate Share of Estimated Operating Cost, Tenant’s Proportionate Share of Estimated Impositions, electricity charges, and all other payments due under the Lease on account of the Leased Premises, in each case at the times and in the manner set forth in the Lease, as amended by this Third Amendment.

3.“As Is” Condition. Notwithstanding anything contained in the Lease to the contrary, Tenant shall lease the Leased Premises for the Extended Term “as-is, where is,” and in all respects in the condition in which the Leased Premises are in as of the Effective Date set forth above, without any obligation on the part of Landlord to prepare or construct the Leased Premises for Tenant’s occupancy, or to construct any additional work or improvements therein or in the Building, or to provide any contributions, allowances or inducements of any kind whatsoever (except as expressly set forth below in this Section 3 of this Third Amendment), and without any representation or warranty (express or implied) on the part of Landlord as to the condition of the Leased Premises.

Landlord shall provide Tenant with a tenant improvement allowance in the amount of Two Hundred Seventy-Three Thousand Five Hundred Forty and 00/100 Dollars ($273,540.00) (the “Extended Term Allowance”) for design and construction costs of refurbishments, alterations, and installations hereafter to be made by Tenant (the “Extended Term Work”) in the Leased Premises from and after the Effective Date set forth above (collectively, the “Extended Term Refurbishment Costs”). All design, construction, and other costs for the Extended Term Work in excess of the Extended Term Allowance shall be paid for entirely by Tenant, and Landlord shall not provide any reimbursement for any such excess. The Extended Term Allowance shall be disbursed as requisitioned by Tenant but in no more than four (4) disbursements. Tenant may not requisition a disbursement of the Extended Term Allowance more than once per calendar month. For each disbursement, Tenant shall submit a requisition package to Landlord prior to the first day of a calendar month, with an itemization of the costs being requisitioned, a certificate by an officer of Tenant that all such costs are Extended Term Refurbishment Costs and have been incurred and paid for by Tenant, and appropriate back-up documentation including, without limitation, customary AIA forms of progress payment certifications and partial lien waivers (in a customary, recordable form provided or reasonably approved by Landlord), and copies of paid invoices and bills. If the total Extended Term Refurbishment Costs are reasonably estimated to exceed the Extended Term Allowance, Landlord reserves the right to make pro-rata disbursements of the Extended Term Allowance for each requisition in the ratio that the Extended Term Allowance bears to the total estimated Extended Term Refurbishment Costs, subject to a final reconciliation of the Extended Term Allowance upon completion of the Extended Term Work. Landlord further reserves the right to fund the final ten percent (10%) of the Extended Term Allowance within thirty (30) days after Tenant’s submission to Landlord of the ET Close-Out Materials. The “ET Close-Out Materials” shall mean the requisition package for the final amount of the Extended Term Allowance as provided above, together with (i) a final AIA certificate from Tenant’s architect evidencing substantial completion of the Extended Term Work in accordance with the construction documents for the Extended Term Work approved by Landlord, (ii) a set of “as built” or final record plans for the Extended Term Work, (iii) final lien waivers (in a customary, recordable form provided or reasonably approved by Landlord) for the Extended Term Work from all contractors, subcontractors, vendors, suppliers, and materialmen who would be entitled to a lien on the Property if not paid, (iv) a certificate of occupancy for the Leased Premises after the performance of the Extended Term Work, and (v) any other items required under Landlord’s construction rules and regulations. Tenant may, upon prior Tenant’s written request, apply all or any portion of the Extended Term Allowance as a credit against the next monthly installment(s) of Net Rent, Estimated Operating Cost, and Estimated Impositions then due for the Leased Premises; provided, however, that any remaining amount of the Extended Term Allowance not requisitioned or applied by Tenant prior to the six (6) month anniversary of the Extended Term Commencement Date shall thereafter be automatically applied by Landlord as a credit against the next monthly installment(s) of Net Rent, Estimated Operating Cost, and Estimated Impositions then due for the Leased Premises until fully amortized. Notwithstanding the foregoing, Landlord shall have no obligation to disburse or credit any portion of the Extended Term Allowance at any time when Tenant is in monetary or material non-monetary default of the Lease (continuing beyond any applicable notice and cure period).

Tenant shall perform all work under this Section 3 in accordance with all applicable laws, statutes, codes, ordinances, rules, by-laws, and regulations, Landlord’s construction rules and regulations, and all terms and conditions of the Lease, including, without limitation, Section 4.07 of the Original Lease and Schedule C-2 to the Second Amendment. Notwithstanding the preceding sentence, neither the provisions of Exhibit B to the Original Lease nor the provisions of Exhibit B to the Second Amendment shall apply to the Extended Term Work. Landlord shall not be responsible for any aspects of the design or construction of the Extended Term Work, the correction of any defects therein, or any delays in the completion thereof, and Landlord’s approval of the construction documents for the Extended Term Work shall not result in any responsibility of Landlord concerning compliance of the Extended Term Work with applicable, laws, statutes, ordinances, regulations, codes, rules, and by-laws, coordination of any aspect of the Extended Term Work with any component or system of the Building, or the feasibility of constructing the Extended Term Work without damage or harm to the Building, all of which shall be the sole responsibility of Tenant. After Landlord has approved the construction documents for the Extended Term Work, any change in the work shown thereon, whether material or not, shall be made only after Tenant shall have submitted revised construction documents to Landlord for its review and approval. If the Extended Term Work includes any structural or other specialty items, Tenant shall reimburse Landlord for the reasonable, out-of-pocket, third-party costs incurred by

Landlord in reviewing such items. Tenant shall pay to Landlord or its managing agent a fee for Landlord’s administrative oversight or coordination of the Extended Term Work in an amount equal to two percent (2%) of the total cost of the Extended Term Work, which Landlord may deduct from the Extended Term Allowance. Notwithstanding the immediately preceding sentence, if Tenant elects to apply the entire Extended Term Allowance as a credit against the next monthly installment(s) of Net Rent, Estimated Operating Cost, and Estimated Impositions then due for the Leased Premises as provided in this Section 3, then no administrative oversight or coordination fee shall be due to Landlord. In addition, Tenant shall pay to Landlord the costs of Building services or facilities (such as electricity, HVAC, fire alarm plug-ins/outs, freight elevator usage, and cleaning) used by Tenant in connection with its performance of the Extended Term Work, in each case at Building standard rates charged to Building tenants generally. All such costs shall constitute Extended Term Refurbishment Costs that may be requisitioned from time to time from the Extended Term Allowance as provided in this Section 3.

4.Letter of Credit. The parties hereby acknowledge that Landlord is currently holding a security deposit in the form of the Letter of Credit with a face amount of $75,000.00 pursuant to Section 4.17 of the Lease, and will continue to hold the Letter of Credit throughout the Term. The Letter of Credit shall not be subject to reduction during the Term of the Lease.

5.Exhibit D to the Second Amendment. The second paragraph of Exhibit D to the Second Amendment is hereby deleted in its entirety and replaced by the following: “For purposes of this Exhibit D, all references herein to the “Premises” shall be deemed to refer to the Leased Premises, and all references herein to the “Term” shall be deemed to refer to the Extended Term, as set forth in the Third Amendment.” Section 1 of Exhibit D to the Second Amendment is hereby deleted and of no further force or effect. Notwithstanding anything to the contrary in this Third Amendment, the reference to the “Relocation Premises” in the first sentence of Section 2 of said Exhibit D shall remain unchanged.

6.Extension Term. The second sentence of Section 3 of Exhibit D to the Second Amendment is hereby deleted in its entirety and replaced by the following: “For the avoidance of doubt, as used herein, references to the “initial Term” shall be deemed to refer to the Extended Term set forth in Section 1 of the Third Amendment.” All other terms of said Section 3 shall continue to apply.

7.Miscellaneous

(a)Brokerage. Landlord and Tenant each represent and warrant to the other that it has not dealt with any real estate broker or agent in connection with this Third Amendment except for CBRE, Inc. (“Tenant’s Broker”). Tenant shall indemnify and hold Landlord and its trustees, managers, members, principals, beneficiaries, partners, officers, directors, employees, mortgagees, and agents harmless from all claims of any brokers, agents, or finders claiming to have represented Tenant in connection with this Third Amendment other than Tenant’s Broker. Landlord shall pay the commission due to Tenant’s Broker with respect to this Third Amendment pursuant to a separate agreement. The provisions of this Section 7(a) shall survive the expiration or earlier termination of the Lease.

(b)Tenant Confirmations. Tenant represents and warrants to Landlord that (i) Landlord is not in default of its obligations under the Lease, nor do circumstances exist which,

with the giving of notice or passage of time, or both, would constitute a default by Landlord under the Lease, (ii) the person executing this Third Amendment to Lease on behalf of Tenant is duly authorized and has full power and authority to execute and deliver this Third Amendment, (iii) Tenant has no claim, offset, or defense against the enforcement of the Lease in accordance with its terms, and (iv) Tenant is not acting, directly or indirectly, for or on behalf of any person, group, entity, or nation named by any Executive Order or the United States Treasury Department as a terrorist, “Specially Designated National and Blocked Person,” or other banned or blocked person, group, entity, nation, or transaction pursuant to any law, order, rule, or regulation that is enforced or administered by the Office of Foreign Assets Control and that it is not engaged in this transaction, directly or indirectly, on behalf of, or instigating or facilitating this transaction, directly or indirectly, on behalf of any such person, group, entity, or nation.

(c)General. The submission of this Third Amendment to Tenant or a summary of some or all of its provisions for examination does not constitute a reservation of or option for the Leased Premises or an offer to lease any space, and no legal obligations shall arise with respect to the Leased Premises hereunder or other matters herein unless and until such time as this Third Amendment is executed by both parties. This Third Amendment may be executed in one or more counterparts and, when executed by each party, shall constitute an agreement binding on all parties notwithstanding that all parties are not signatories to the original or the same counterpart provided that all parties are furnished a copy or copies thereof reflecting the signature of all parties. Transmission of a facsimile or by email of a pdf copy of the signed counterpart of this Third Amendment shall be deemed the equivalent of the delivery of the original, and any party so delivering a facsimile or pdf copy of the signed counterpart of this Third Amendment by email transmission shall in all events deliver to the other party an original signature promptly upon request. This Third Amendment may be signed and/or transmitted by electronic mail of a .PDF document or electronic signature (e.g., DocuSign or similar electronic signature technology) and thereafter maintained in electronic form, and such electronic record shall be valid and as effective to bind the party so signing as a paper copy bearing such party’s handwritten signature. The electronic signatures appearing on this Third Amendment shall be treated, for purpose of validity, enforceability, and admissibility, the same as handwritten signatures.

(d)Entire Amendment. This Third Amendment contains all of the agreements of the parties with respect to the subject matter hereof and supersedes all prior dealings between the parties with respect to such subject matter. All references in the Lease to the “Lease” or “this Lease” or “the Lease” or “herein” or “hereunder” or similar terms or to any section thereof shall mean the Lease, or such section thereof, as amended by this Third Amendment.

(e)Binding Amendment. This Third Amendment shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective successors and permitted assigns.

(f)Governing Law. This Third Amendment shall be governed by the laws of the Commonwealth of Massachusetts without regard to conflict of laws principles.

(g)Ratification. Except as expressly modified by this Third Amendment, the Lease is hereby ratified and confirmed and shall remain in full force and effect.

[signature page immediately follows]

IN WITNESS WHEREOF, Landlord and Tenant have entered into this Third Amendment as a sealed Massachusetts instrument as of the Effective Date set forth above.

LANDLORD:

500 BOYLSTON & 222 BERKELEY
OWNER (DE) LLC, a Delaware limited
liability company

By:
Name:	Kristen Binck
Title:	Vice President

By:
Name:	Brian Barriero
Title:	Vice President

TENANT:
RHYTHM PHARMACEUTICALS, INC., a
Delaware corporation

By:
Name:	Hunter Smith
Title:	CFO